Exhibit 8.1

______________, 2017	direct dial 202 508 5884 direct fax 202 204 5611 cgattuso@kilpatricktownsend.com

Boards of Directors

Columbia Financial, Inc.

19-01 Route 208 North

Fair Lawn, New Jersey 07410

Ladies and Gentlemen:

You have requested our opinion regarding the material federal income tax consequences of the proposed minority stock issuance (the “Offering”) by Columbia Financial, Inc., a Delaware corporation and the mid-tier stock holding company of Columbia Bank (the “Bank”), pursuant to a Plan of Stock Issuance adopted by the Board of Directors of the Company, the Bank and Columbia Bank MHC (the “MHC”) on September 27, 2017 (the “Plan”) and the Registration Statement filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company on Form MHC -2 (the “Form MHC-2”) filed by the Company with the Board of Governors of the Federal Reserve System. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

We are also relying on certain representations as to factual matters provided to us by the Company, the Bank and the MHC, as set forth in the certificates signed by authorized officers of each of the aforementioned entities and incorporated herein by reference.

The opinion set forth herein is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder, and upon current Internal Revenue Service (the “IRS”) published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

Board of Directors

Columbia Financial, Inc.

December ____, 2017

We opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

Based on the foregoing, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that:

1.       It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Company common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Company common stock. (Section 356(a) of the Internal Revenue Code.) Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)

2.       It is more likely than not that the basis of common stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code.)

3.       The holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code.)

4.       No gain or loss will be recognized by the Company on the receipt of money in exchange for common stock sold in the offering. (Section 1032 of the Internal Revenue Code.)

Our opinion under paragraph 1 is based on the position that the subscription rights to purchase shares of Company common stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We understand that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Company common stock at the same price to be paid by members of the general public in any Community Offering. We also note that the IRS has not in the past concluded that subscription rights have value. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Company common stock have no value. If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Company and/or the MHC may be taxable on the distribution of the subscription rights.

Board of Directors

Columbia Financial, Inc.

December ____, 2017

We hereby consent to the filing of the opinion as an exhibit to the Company’s Form MHC-2, as amended, as filed with the Board of Governors of the Federal Reserve System and to the Company’s Registration Statement on Form S-1, as amended, as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Form MHC-2 and Form S-1, in each case as amended, under the captions “The Offering—Material Income Tax Consequences” and “Legal and Tax Opinions.”

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

Christina M. Gattuso, a Partner